April 5, 1999

Harding Lawson Associates Group, Inc.
7655 Redwood Boulevard
Novato, California  94945

Ladies and Gentlemen:

               You have requested our opinion as counsel for Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 600,000 shares of Common Stock ("Stock") of the Company pursuant to the Company's 1998 Stock Option Plan, relating to 500,000 shares, and pursuant to a Non-qualified Stock Option Agreement between the Company and Robert L. Costello, Jr., relating to 100,000 shares (collectively, the "Plans").

               We have examined the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). We further have examined the certificate of incorporation, the By-Laws, the minutes of the Board of Directors and stockholders of the Company regarding approval of the Plan, a certificate of an officer of the Company and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

               In  connection  with this opinion we have assumed the  following:
(a) the  authenticity  of original  documents and genuineness of all signatures;
(b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information contained in the certificate we have reviewed. As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and on statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

               Based on the foregoing examination, we are of the opinion that upon the issuance and sale of shares of Stock pursuant to and in accordance with the terms of the respective Plans, such shares of Stock will be legally issued, fully paid and nonassessable.

               We are members of the bar of the State of California and are not admitted to practice in any other jurisdiction. The opinions set forth above are limited in all respects to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               The opinion set forth herein is given as of the date hereof and is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.

               Copies of this letter may not be circulated or furnished to any other person or entity, and this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                HOWARD, RICE, NEMEROVSKI,
                                  CANADY, FALK & RABKIN
                                A Professional Corporation



                                By /s/ Daniel J. Winnike
                                   Daniel J. Winnike, Esq.